EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

                              AUGUST 14, 2003

                              For Further Information, Contact:
                              --------------------------------------------------
                              Lawrence M. Higby          James E. Baker
                              Chief Executive Officer or Chief Financial Officer
                              949.639.4960               949.639.2080


Apria Healthcare
26220 Enterprise Court
Lake Forest, California 92630
Tel 949.639.2000
Fax 949.587.1850


             APRIA HEALTHCARE GROUP INC. ANNOUNCES POTENTIAL PRIVATE
                     PLACEMENT OF CONVERTIBLE SENIOR NOTES

     LAKE FOREST,  CA...  August 14, 2003...  Apria Healthcare Group Inc. (NYSE:
AHG) announced today that the company intends, subject to market and other customary conditions, to privately place $200 million principal amount of convertible senior notes due 2033. Apria also plans to grant to the initial purchasers of the notes an option to purchase up to an additional $50 million aggregate principal amount of notes. The placement of the notes is expected to close on August 20, 2003.

     Apria intends to use a portion of the net proceeds to purchase up to $100 million worth of shares of Apria common stock concurrently with the placement in negotiated transactions. Apria intends to use the balance of the net proceeds for general corporate purposes, which may include additional share repurchases and acquisitions within the next twelve months.

     The notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933. The notes will not be registered under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful.

     This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the company's filings with the Securities and Exchange Commission and other factors over which the company has no control. In particular, there can be no assurance that the notes offering or the proposed share repurchase will be completed.

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